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Exhibit 1


                             FOR IMMEDIATE RELEASE
                             ---------------------

ABSOLUTEFUTURE.COM MAKES DISCLOSURE RELATING TO CONSULTANT EMPLOYMENT PLANS AND STOCK ISSUANCES AND WARNS OF SUBSTANTIAL NET LOSS IN QUARTER ENDED MARCH 31, 2000.


BELLEVUE, WASHINGTON, May 1, 2000--AbsoluteFuture.com (OTC BB:AFTI) announced today that certain consulting contracts, referred to in recent SEC filings on Forms S-8 (filed December 10, 1999, and January 20, 2000) and on Form 10-KSB, have failed to result in services rendered per the terms of the contracts, and the Company intends to take as an expense in the first quarter of fiscal year 2000 the value of the shares issued per the terms of the contracts.

Per Form S-8 filed December 10, 1999 with the Securities and Exchange Commission (see Commission File No. 00024199), the Company registered 1,100,000 shares of common stock, at a proposed offering and maximum price of $0.25 per share, proposed maximum aggregate offering price $275,000, stated in the Form S-8 as compensation of "Commonwealth Partners NY, LLC," New York, NY, for "marketing, advertising design and model/spokesperson services for registrants products." The Form S-8 included as Exhibit 4 a copy of the "consulting agreement" with Commonwealth Partners, which set forth additional services to be provided by consultant during a 12-month period ending in December 2000, to be compensated for by the

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1,100,000 shares of stock registered and further compensated by monthly payments of $7,000, payable $2,500 in cash and $4,500 in restricted common shares of the Company.

To date, the services rendered pursuant to that consulting agreement with Commonwealth Partners NY, LLC, have included the introduction of the Company to various investors, who have committed to stock subscription payments totaling $1,000,000, of which $850,000 has been received to date and have also included the introduction of other business possibilities and advice of a general nature. No monthly invoices have been received from Commonwealth Partners for monthly services rendered since the agreement date of December 10, 1999, and Company management has present reason to doubt any additional services will be provided pursuant to the agreement. The Company has not located any documents, other than the "consulting agreement" itself, showing any evidence or commitment of further work intended to be performed in the future. The $275,000 value of this stock issuance was recorded as an expense in the 1999 Annual Report Form 10-KSB.

Per Form S-8 filed January 20, 2000 with the Securities and Exchange Commission (see Commission File No. 00024199), the Company registered a total of 3,000,000 shares of common stock, at a proposed offering and maximum price of $0.74 per share, proposed maximum aggregate offering price $2,220,000, stated in the Form S-8 as compensation pursuant to "The Consultant Compensation Plan" for services to be rendered by four consultants: Galton Scott & Goulett, Inc., Middleton, NY (to receive "Engagement Fee" of 650,000 shares); Dottenhoff Financial Ltd., c/o Monesh Bakashi, Esq., Middleton, NY (to receive "Engagement Fee" of 700,000 shares); Berkshire Capital Partners, Inc., c/o of Monesh Bakashi, Esq., Middleton, NY (to receive "Engagement Fee" of 800,000 shares); and Zimenn Importing and Exporting Inc., c/o of Monesh Bakashi, Esq., Middleton, NY (to receive "Engagement Fee" of 850,000 shares). The January 20, 2000 Form S-8 included as Exhibits 4.1, 4.2, 4.3, and 4.4 copies of the "consulting agreements" with each of the respective entities, and each consulting agreement set forth the specific services to be provided by the respective consultant during a 12-month period ending January 12, 2001.

To date, there have been no services rendered pursuant to each of those four consulting agreements, and Company management has present reason to doubt any additional services will ever be provided pursuant to the agreements. The Company has not located any documents, other than the "consulting agreements" themselves, showing any evidence or commitment of work intended to be performed in the future.

The Company's Form 10-KSB, filed with the SEC for the fiscal year ending December 31, 1999, made reference to the above four consulting arrangements to begin in 2000 and the issuance of the 3,000,000 shares of common stock.
Relevant to that filed 10-KSB for fiscal year ending December 31, 1999, by this Press Release and accompanying SEC Form 8-K filed contemporaneously, the Company hereby notifies the public as stated above, that there have been no services rendered pursuant to each of those four consulting agreements, that no documents have been located by the Company, other than the consulting agreements themselves, showing any evidence of work intended to be performed in the future, and Company management has present reason to doubt any additional services will ever be provided pursuant to the agreements or were ever intended to be performed by the consultants.

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Company management is seeking advice with respect to these matters and appropriate action, if any.

The charging off of the value of the stock issued for consulting services will result in the Company recording a non-cash expense of $2,220,000 in the first quarter ended March 31, 2000. As a result of this transaction along with ongoing investment in new product development, management anticipates reporting a substantial net loss for the first quarter.

The failure on the part of the aforementioned parties to provide services and the resulting expense does not directly affect the development of SafeMessage or the Company's other businesses. The Company is still planning to have a beta version of SafeMessage available in the second quarter of fiscal 2000 with full release later in the year.

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